EXHIBIT 99.01

Press Release

27 July 2007

Shire plc (the “Company”)

Application has been made to the UK Listing Authority and the London Stock Exchange for the listing of 604,595 ordinary shares of 5p each to be admitted to the Official List.

These shares, ranking pari passu in all respects with the existing shares in issue, have been allotted upon the exercise of warrants originally granted, in November 2002, to the Government of Canada as part of the arrangements entered into on the acquisition of Biochem Pharma Inc.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above